EXHIBIT 23.3



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 24, 2002, except as to the second, sixth and ninth paragraphs of Note B, the fourth paragraph of Note C, the sixth paragraph of Note P and the information in Note T, as to which the date is March 12, 2002, relating to the consolidated financial statements, which appears in the 2001 Annual Report to Stockholders, which is included in Exhibit 13 on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated January 24, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, MA
April 5, 2002